Exhibit 99.2

Summary Consolidated Financial Data — Non-GAAP Financial Measures

Non-GAAP financial measures

Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. We define Adjusted EBITDA as net income adjusted for interest expense, other income (expense), net, provision for income taxes, depreciation and amortization, stock-based compensation and the management fee payable to an affiliate of our Sponsor (which fee will be discontinued upon completion of this offering). Below, we have provided a reconciliation of Adjusted EBITDA to our net income, the most directly comparable financial measure calculated and presented in accordance with GAAP. Adjusted EBITDA should not be considered as an alternative to net income or any other measure of financial performance calculated and presented in accordance with GAAP.

We include Adjusted EBITDA in this prospectus because we believe it allows investors to understand and evaluate our core operating performance and trends. In particular, the exclusion of certain expenses in calculating adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business.

Our use of Adjusted EBITDA has limitations as an analytical tool. Some of these limitations are:

•	Adjusted EBITDA does not include the impact of equity-based compensation;

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although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect capital expenditure requirements for such replacements;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

•	Adjusted EBITDA does not include other income or expense such as gain or loss on the disposal of fixed assets, foreign currency transaction gain or loss and other miscellaneous items;

•	Adjusted EBITDA does not reflect income tax payments that may represent a reduction in cash available to us;

•	Adjusted EBITDA does not reflect the cash fees which we paid to our Sponsor; and

•	other companies, including companies in our industry, may calculate Adjusted EBITDA measures differently, which reduces its usefulness as a comparative measure.

In evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or non-recurring items. When evaluating our performance, you should consider Adjusted EBITDA alongside other financial performance measures, including our net income and other GAAP results.

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